Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

POWERBRIDGE TECHNOLOGIES CO., LTD.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration fee
Equity	Ordinary Shares, par value $0.00166667 per share	Rule 457(c) and (h)	62,273,499	(1)	$0.131	8,157,828	(2)	$110.20 per $1,000,000	898.99
Total Offering Amount						$8,157,828			$898.99
Total Fee Offsets
Net Fee Due									$898.99

(1)	Represents 62,273,499 additional ordinary shares issuable under the 2018 Share Option Plan, assumed and adopted on April 4, 2019 (the “2018 Plan”), as amended by the First Amendment to the 2018 Plan (the “First Amendment”) and the Second Amendment to the 2018 Plan (the “Second Amendment”, and collectively with the 2018 Plan and the First Amendment, the “Amended 2018 Plan”). The registrant’s board of directors approved the Amended 2018 plan on June 16, 2022.

(2)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act upon the basis of the average of the high and low prices per share of the registrant’s ordinary shares as reported on the NASDAQ Capital Market on January 27, 2023($0.131).